Exhibit 1

BIOGRAPHIES OF PROPOSED NOMINEES AND ALTERNATE NOMINEES
FOR ELECTION TO THE BOARD OF DIRECTORS OF HESS CORPORATION

Rodney F. Chase
Former Deputy Chief Executive, BP plc

Rodney Chase brings to Hess extensive senior executive experience at a major worldwide publicly-traded integrated energy company.  At BP, Mr. Chase oversaw a number of successful portfolio repositioning and restructuring activities, including the sale of BP Minerals and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, as well as the disposal of BP’s holding in Ruhrgas.

Mr. Chase’s long and distinguished career at BP spanned senior leadership roles in BP’s upstream and downstream operations across the US and worldwide.  Mr. Chase retired from BP plc in 2003 after over 38 years of service covering all of the major businesses of the BP Group.  He spent four years as Head of Finance and Group Treasurer and five years as Chairman and CEO of BP America before joining the parent board in 1992.  He served on the BP plc board for 11 years, first as Chief Executive Officer of Marketing & Refining, then as Chief Executive Officer of Exploration & Production, and was Deputy Group Chief Executive beginning in 1999.  Mr. Chase has served as Non-Executive Chairman of Genel Energy, plc since 2011 and Computer Sciences Corporation since March 2012, and as a director of Tesoro Corporation since 2006.  His former directorships include TNK-BP, Nalco Company, Tesco plc, Petrofac Limited., B.O.C. plc, and Diageo plc.  Mr. Chase holds a Bachelor of Arts degree in history from the University of Liverpool in England.

Harvey Golub
Former Chief Executive Officer, American Express Company

Harvey Golub is a highly distinguished and accomplished executive with experience in finance, operations and strategic turnarounds.  Mr. Golub’s refocusing of American Express in the 1990s has been called “one of the most impressive turnarounds of a large public corporation in history” and led to over 750% share price appreciation during his tenure.

Mr. Golub served as the Chairman and Chief Executive Officer of American Express Company from 1993 to 2001.  Mr. Golub’s legendary career at American Express began in 1983 when he joined the company as the President and Chief Executive Officer of IDS Financial Services, now known as Ameriprise Financial.  Prior to joining IDS, Mr. Golub was a Senior Partner with McKinsey and Co.  Mr. Golub currently serves as Chairman of financial advisory firm Miller Buckfire & Co.  Former board memberships include American International Group (Chairman), Campbell Soup Company (Chairman), Reader’s Digest Association (Chairman), Ripplewood Holdings LLC (Chairman), Dow Jones & Company, and RHJ International S.A.  Mr. Golub received a Bachelor of Science degree from New York University in 1961.

Karl F. Kurz
Former Chief Operating Officer, Anadarko Petroleum Corporation

Karl F. Kurz contributes extensive knowledge of the exploration, production, midstream and marketing businesses and executive-level leadership experience to Hess’s board.  As COO of Anadarko Petroleum Corporation, Mr. Kurz helped lead a successful business transformation that included the build-out of Anadarko’s top-tier exploration capability, the MLP spin-off of Anadarko’s midstream and pipeline assets, and a shift toward increased capital discipline and operational focus.  Earlier, as SVP of Anadarko’s U.S. Onshore, Mr. Kurz led Anadarko’s cost efficient onshore resource play development.

In addition to his corporate E&P executive and board experience, Mr. Kurz’ experience in energy-focused private equity highlights the capital allocation skills he will contribute as a board member of Hess.  Mr. Kurz served as Managing Director and Co-Head of the Energy Group of CCMP Capital Advisors, LLC, from 2009 to 2012.  From 2000 to March 2009, Mr. Kurz was employed with Anadarko Petroleum Corporation, last serving as Chief Operating Officer from December 2006.  Prior to this position, he served Anadarko Petroleum in roles including Senior Vice President, North America Operations, Midstream and Marketing, Senior Vice President, United States Onshore and Marketing, and Vice President, Midstream and Marketing.  Prior to joining Anadarko, Mr. Kurz served as General Manager of Midstream and Marketing for Vastar Resources, Inc. and, prior to that, as Manager of Crude Oil Marketing for ARCO Oil & Gas Company.  Mr. Kurz currently serves on the boards of SemGroup Corp and Global Geophysical Services, Inc.  His former board memberships include Western Gas Partners, LLC (a subsidiary of Anadarko) and Chaparral Energy Inc.  Mr. Kurz holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and is a graduate of Harvard Business School’s Advanced Management Program.

David McManus
Former Executive Vice President, Pioneer Natural Resources Co.

David McManus is an accomplished executive who personally oversaw the successful divestiture of a major international E&P portfolio.  Mr. McManus served in International Operations at Pioneer Natural Resources Co. from 2005 to 2012, most recently as Executive Vice President and Head of International Operations.  He led a large scale strategic divestiture program in Pioneer’s international operations, executing a series of highly accretive asset sales between 2005 and 2011.  Pioneer’s divestiture program was lauded as a “textbook repositioning” of its E&P portfolio and the stock was widely upgraded by investment analysts during the same time period.

In addition to his international operations experience, Mr. McManus brings to Hess high level technical expertise in the energy space.  Prior to his role as Head of International Operations for Pioneer, Mr. McManus served as Pioneer’s Vice President of South Africa and Tunisia.  Previously, he served in various capacities as an Executive Vice President at BG Group PLC, including developing technical and commercial capabilities and directing assets in the Eastern Hemisphere, from 2000 to 2004.  He served as the President of ARCO Europe from 1998 to 2000, having served in previous senior technical and commercial roles in the company.  Mr. McManus’ experience prior to ARCO includes roles at Ultramar, Fluor, Lasmo and Shell.  He became Chairman of FLEX LNG Limited, a liquefied natural gas production company, in September 2011.  Mr. McManus has also served as a director of Rockhopper Exploration plc, an exploration company with assets in the Falkland Islands, since 2011, and as a director of Caza Oil & Gas Inc. since 2012.  He previously served on the board of Cape plc, an energy service company, from 2004 to 2012.  Mr. McManus graduated with a degree in Civil Engineering from Heriott Watt University in Edinburgh, Scotland.

Marshall D. (Mark) Smith
Senior Vice President and Chief Financial Officer, Ultra Petroleum Corporation

Marshall D. (Mark) Smith is Senior Vice President and Chief Financial Officer of Ultra Petroleum Corporation, an independent energy company engaged in the exploration and production of oil and natural gas.  He has been Senior Vice President of Ultra Petroleum since February 2011, and Chief Financial Officer since July 2005.  Ultra Petroleum is widely recognized for delivering industry-leading operating performance and prioritizing profitable growth through cycles.  At Ultra Petroleum, Mr. Smith is part of an executive team that manages the lowest-cost operator in a resource play environment while generating industry leading margins.  He also recently orchestrated a successful monetization of Ultra’s midstream assets at a highly accretive cash flow multiple by executing a sale-leaseback transaction with a REIT.

Mr. Smith has over 30 years of experience in all aspects of the energy industry including operations, strategic planning, corporate finance, banking and business development.  Mr. Smith’s experience includes roles as Chief Financial Officer of Gulf Liquids, Inc., Vice President of Business Development at J. M. Huber Energy, and Vice President of Upstream Business Development at Constellation Energy.  Mr. Smith holds a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma where he was a School of Petroleum and Geological Engineering Distinguished Scholar, and a Master of Business Administration degree with highest honors from Oklahoma City University. Mr. Smith has completed executive development programs at Harvard Business School and Stanford University.

William Berry (Alternate)
Former Executive Vice President, ConocoPhillips Company

William Berry has experience as a board member overseeing the strategic restructuring of Nexen, Inc., an upstream oil and gas company. At Nexen, the board conducted a thorough strategic review and ultimately sold the company to CNOOC Limited at an attractive valuation.  Mr. Berry also has extensive expertise in international affairs and public policy, with experience in Africa, the UK North Sea, Asia, Russia, the Caspian Sea and North America.  Mr. Berry is being proposed as an alternate nominee.  Mr. Berry will not serve on both Hess and Nexen boards if the CNOOC sale fails to close.

In addition to his valuable board experience, Mr. Berry brings to Hess senior executive experience at a leading integrated energy company.  Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips from 2003 until his retirement in December 2007.  He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of Conoco Philips in 2002.  While with these companies, he served at various times in other executive positions, including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia — Middle East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations.  Mr. Berry currently serves on the boards of Teekay Corporation, Willbros Group, Inc., and Nexen, Inc.  Mr. Berry has Bachelor of Science and Master of Science degrees in petroleum engineering from Mississippi State University, where he serves on the Dean’s Advisory Council and the Foundation Board of Directors.

Jonathan R. Macey (Alternate)
Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law, Yale Law School

Professor Jonathan R. Macey holds an endowed chair at Yale Law School, the highest ranking law school in the United States.  His widely published and often cited work speaks to his reputation as a pre-eminent scholar in the fields of corporate law and corporate governance.  His uniquely valuable perspective on corporate governance and corporate law, as well as his knowledge of current thinking on governance issues, would greatly enhance the Board’s consideration and execution of its duties.  Professor Macey also brings prior experience as an independent director of a public company.

Professor Macey is the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale Law School, and a professor at the Yale School of Management.  He serves as the Chair of the Yale University Advisory Community on Investor Responsibility, a member of the board of directors of the Yale Law School Center for the Study of Corporate Governance and a member of the Faculty Advisory Group of the Yale Center for Corporate Governance and Performance.  Professor Macey also serves on the Economics Advisory Board of the Financial Industry Regulatory Authority (FINRA), and the Banking and Securities Editorial Board of CCH/Aspen Publishers.  Professor Macey served as a director of WCI Communities, Inc., a fully integrated homebuilding and real estate services company, from August 2007 to November 2009.  WCI Communities was a public company prior to its deregistration under the Exchange Act in March 2009.  Professor Macey earned a Bachelor of Arts degree from Harvard College in 1977 and a Juris Doctor degree from Yale Law School in 1982.